Exhibit 10.26

CHIQUITA BRANDS INTERNATIONAL, INC.
550 South Caldwell Street
Charlotte, North Carolina 28202
January 9, 2015
Mr. Edward L. Lonergan
Chiquita Brands International, Inc. 550 South Caldwell Street
Charlotte, North Carolina 28202
Mr. Lonergan:
Reference is made to the Employment Agreement (the "Original Employment Agreement") between Chiquita Brands International, Inc. (the "Company") and you, dated as of October 1, 2012, and amended as of September 8, 2014 (the "Amendment" and together with the Original Employment Agreement, the "Employment Agreement") and to the Agreement and Plan of Merger among the Company and other parties thereto dated as of October 26, 2014 (the "Cutrale-Safra Merger Agreement"). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.
Your employment as Chief Executive Officer of the Company was terminated pursuant to a Qualifying Termination (as defined in the Employment Agreement), effective as of January 6, 2015 (the "Termination Date"). As a consequence of your Qualifying Termination you will receive from the Company all of the payments and benefits due to you under the Employment Agreement upon a Qualifying Termination, which will consist of the following:

•	payment to you of the "Accrued Amounts" (which include your accrued unpaid Base Salary and accrued unused vacation) and the Other Benefits;

•
payment to you in a cash lump sum within fifteen days following the Termination Date (or if later, upon the effectiveness of the Release (as defined below)), equal to the sum of (a) the Annual Base Salary and (b) Target Bonus (the gross amount of which will be $1,900,000);

•
payment to you of a full-year 2014 annual bonus, in such amount based on actual performance as determined under the Company annual cash incentive compensation plan in accordance with the Cutrale-Safra Merger Agreement, which amount shall be paid at the time 2014 annual bonuses are paid to other senior executives but not later than March 15, 2015;

•
payment to you of a pro rata Target Bonus for 2015 in a cash lump sum amount of $15,616 within fifteen days following the Termination Date (or if later, upon the effectiveness of the Release), which equals the product of (a) the Target Bonus ($950,000) multiplied by (b) the fraction the numerator of which is the number of days you were employed during 2015 through the Termination Date and the denominator of which is 365;

•
payment to you in the gross amount of $2,520,000 (which payment is in lieu of the performance stock unit award described in Section 7 of the Amendment) and which will be paid to you in a cash lump sum within fifteen days following the Termination Date (or if later, upon the effectiveness of the Release); and

•
the Company shall provide you (and your eligible dependents, as the case may be), for a period of twelve (12) months following the Termination Date, the various welfare benefits under Section 3(e) of the Employment Agreement in which you (and/or your eligible dependents, as the case may be) currently participate (on a basis no less favorable than that in effect immediately prior to consummation of the transactions contemplated by the Cutrale-Safra Merger Agreement).

Your receipt of the payments and benefits set forth above (other than the Accrued Amounts and Other Benefits) is subject to the requirement that you deliver to the Company, within 45 days following the Termination Date, an executed General Release, in the form attached hereto as Exhibit A (the "Release").
Separately, all of your outstanding stock options and restricted stock units have been cancelled in exchange for a cash lump sum payment in the manner set forth in the Cutrale-Safra Merger Agreement, resulting in a gross payment to you of $10,972,697.
By executing this letter, you agree that, effective as of the Termination Date, you will cease to serve as an employee, officer, director or in any other capacity for the Company, its subsidiaries or any affiliated entity, it being agreed that you shall retain any indemnification, liability insurance and similar rights with respect to such service in accordance with the existing terms of the Employment Agreement and the Cutrale-Safra Merger Agreement. In addition, by executing this letter you acknowledge and reaffirm your obligations pursuant to the restrictive covenants to which you are subject (including those contained in Section 8 of the Employment Agreement).
This letter does not amend the Employment Agreement, which remains in effect in accordance with its terms.
Sincerely,
CHIQUITA BRANDS INTERNATIONAL, INC. by
Assistant Secretary
EDWARD L. LONERGAN.